Exhibit (5)(a)

Squire Patton Boggs (US) LLP 201 E. Fourth St., Suite 1900 Cincinnati, Ohio 45202 O +1 513 361 1200 F +1 513 361 1201 squirepattonboggs.com

September 22, 2023

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Ladies and Gentlemen:

We have acted as counsel to M&T Bank Corporation, a New York corporation (the “Company”), in connection with a new automatic shelf Registration Statement on Form S-3ASR (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, for the registration of (i) the Company’s unsecured debt securities (“Debt Securities”); (ii) shares of the Company’s common stock, par value $0.50 per shares (“Common Stock”); (iii) shares of the Company’s preferred stock, par value $1.00 per share (“Preferred Stock”); (iv) depositary shares representing Preferred Stock (“Depositary Shares”) to be evidenced by depositary receipts to be issued pursuant to a Deposit Agreement (as hereinafter defined) in the event the Company elects to offer fractional interests in shares of Preferred Stock; (v) warrants for the purchase of Debt Securities, Common Stock, Depository Shares or Preferred Stock (“Warrants”); and (vi) any other securities authorized to be issued by the Board or any appropriately authorized committee of the Board, plus (i) shares of the Common Stock issuable (A) upon conversion of shares of the Preferred Stock, to the extent any of such shares of Preferred Stock are by their terms convertible into Common Stock or (B) upon exercise of Warrants; (ii) shares of Preferred Stock (A) in the form of Depositary Shares and (B) upon exercise of Warrants; and (iii) Debt Securities issuable upon exercise of Warrants.

The Debt Securities, Common Stock, Preferred Stock, Depositary Shares and Warrants are referred to herein collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements thereto.

We have examined such documents, including the resolutions of the Board of Directors of the Company (the “Board”) adopted on September 19, 2023 (the “Resolutions”), and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In such examination and in rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the accuracy and completeness of all documents submitted to us, and the

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M&T Bank Corporation	Squire Patton Boggs (US) LLP
September 22, 2023

conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in each form incorporated by reference as exhibits to the Registration Statement.

Based on the foregoing, we are of the opinion that:

1.  When the specific terms of a series of Debt Securities have been specified in an Indenture, or a supplemental indenture or an Officer’s Certificate, which has been executed and delivered to the trustee by an authorized officer, such series of Debt Securities will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indentures and delivered against payment therefor and as specified by an authorized officer, or when issued upon valid exercise of debt Warrants that have been duly authorized by all requisite corporate action and validly issued, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

2.  When appropriate corporate action has been taken to authorize the issuance and fix the specific terms of one or more series of Preferred Stock in accordance with applicable law and the Company’s charter documents, such series of Preferred Stock will have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as may be described in a supplement to the Prospectus, or when issued upon valid exercise of Equity Warrants that have been duly authorized by all requisite corporate action and validly issued, shares of such series of Preferred Stock will be validly issued, fully paid and nonassessable.

3.  Upon issuance, delivery and payment therefor as may be described in a supplement to the Prospectus, or when issued upon valid exercise of equity Warrants that have been duly authorized by all requisite corporate action and validly issued, such Common Shares will be validly issued, fully paid and nonassessable.

4.  When the specific terms of a series of Depositary Shares have been specified in a Deposit Agreement, the Depositary Shares established in such Deposit Agreement will have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in a supplement to the Prospectus, will be validly issued, fully paid and nonassessable.

5.  When the specific terms of a series of Warrants have been specified in a Securities Warrant Agreement, the Warrants established in such Securities Warrant Agreement will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in such Warrant Agreement and delivered against payment therefor pursuant to any terms described in a supplement to the Prospectus, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such Warrants.

M&T Bank Corporation	Squire Patton Boggs (US) LLP
September 22, 2023

The opinions set forth above are subject to the following qualifications and exceptions:

(a)  Our opinions in paragraphs 1 and 5 above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law) and (iii) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.

(b)  In rendering the opinions set forth above, we have assumed that, at the time of the authentication and delivery of a series of Securities, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, the Registration Statement will have been declared effective by the Commission and will continue to be effective, none of the particular terms of a series of Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

(c)  As of the date of this opinion, a judgment for money in an action based on a debt security denominated in a foreign currency or currency unit in a federal or State court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular debt security is denominated will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a debt security would be required to render such judgment in the foreign currency or currency unit in which such debt security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

Our opinions expressed above are limited to the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” contained in the Prospectus included therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Respectfully submitted,

/s/ Squire Patton Boggs (US) LLP